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                    CERTIFICATE OF AMENDMENT
                               OF
              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                          CALGENE, INC.

                     Pursuant to Section 242
                     of the Corporation Law
                    of the State of Delaware
                --------------------------------


        Calgene, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
        At a meeting of the Board of Directors of the Corporation held on September 20, 1996, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware at a meeting of stockholders on November 12, 1996. The resolution authorizing the amendment is as follows:
        RESOLVED:  That Article FIFTH of the Certificate of
        --------
Incorporation of the Corporation be and hereby is amended as follows:

        1. Section A of Article FIFTH shall be amended as follows:

        (a)    The following definitions shall be deleted:
"Gargiulo, G.P." and "Gargiulo, L.P."

        (b) The definition of "Gargiulo" shall be amended to read in its entirety as follows:


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               "'Gargiulo' means Gargiulo, Inc.
               formerly known as Tomato Investment
               Associates, Inc."

        (c) The definition of "Governance Agreement" shall be amended and restated to read in its entirety as follows:

               "'Governance Agreement' means the Amended and Restated Stockholders Agreement dated as of November --, 1996 by and between the Corporation and Monsanto."

        (d) The following sentence shall be added at the end of the definition of "Independent Director":

               "Without limiting the foregoing,
               Roger H. Salquist shall qualify as
               an Independent Director so long as
               he continues to qualify under
               clauses (iv) and (v) of such
               definition.  Roger H. Salquist
               shall not fail to qualify under
               clause (iv) above as a result of
               his Change in Control Employment
               Agreement dated July 19, 1995, as
               modified, or Consulting Agreement
               dated  September 16, 1996 with the
               Corporation.  Any of the above
               restrictions may be waived by
               unanimous action of the Board of
               Directors."

        (e)    The following definition shall be added:

               "'Stock Purchase Agreement' means the Stock
               Purchase Agreement dated as of September 27, 1996 between the Corporation and Monsanto."

        (f) The definition of "Trigger Event" shall be amended and restated to read in its entirety as follows:

               "'Trigger Event' means the earliest
               of (i) any time that Monsanto's
               Percentage Interest is at least
               fifty-five percent (55%), (ii) the
               Corporation elects to convert
               borrowings made from Monsanto into
               Equity Securities and Monsanto's
               Percentage Interest is at least
               fifty percent (50%) after such
               conversion, or (iii) the closing of
               Monsanto's purchase of additional
               shares of Common Stock pursuant to
               the Stock Purchase Agreement."

        (g) The definition of "Registrable Securities" shall be amended and restated to read in its entirety as follows:

               "'Registrable Securities' means
               shares of Common Stock

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               issued or issuable to Monsanto
               pursuant to the Transaction
               Agreements and the Prior
               Stockholders Agreement (as defined
               in the Governance Agreement) and
               the Stock Purchase Agreement
               whether owned by Monsanto or a
               permitted transferee of Monsanto
               and all such other securities of
               the Corporation acquired by
               Monsanto or any Affiliate of
               Monsanto in accordance herewith."


        2. Section C of Article FIFTH shall be amended and restated to read in its entirety as follows:

"C.     THE BOARD OF DIRECTORS; COMMITTEES
        ----------------------------------

        During the term of the Governance Agreement (i) the number of directors and the manner of nominating and removing members thereof shall be set forth in Section C(1), below, and
(ii) the Board of Directors shall establish, empower, and maintain committees as set forth in Section C(2), below.

        1.     Board of Directors.  The number of Directors
               ------------------
and manner of nominating Directors shall be as follows:

        (a) The number of Directors comprising the Board of Directors shall initially be fixed at nine (9) Directors.

        (b) Until changed in accordance with the Governance Agreement, the Board of Directors shall be comprised of nine (9) Directors, and the Corporation shall nominate for election as
Directors: (i) one (1) Corporation Management Director, (ii) three (3) Corporation Directors, and (iii) five (5) Directors designated by Monsanto, at least one (1) of which shall be an Independent Director.

        (c)    [This section intentionally left blank]

        (d) At any time that Monsanto's Percentage Interest is at least seventy percent (70%), (i) the Corporation shall nominate: (i) six (6) Directors designated by Monsanto, which shall consist of the one (1) Corporation Management Director and five (5) other Monsanto Directors (including at least one (1) Independent Director) and (ii) three (3) Independent Directors. At such time as Monsanto's Percentage Interest is at least ninety-nine percent (99%), the Corporation shall nominate nine
(9) Directors designated by Monsanto.

        (e) Notwithstanding anything in the foregoing paragraphs (b) and (d) to the contrary, (i) at any time
Monsanto's Percentage Interest is less than forty percent (40%) but at least twenty percent (20%), the Corporation shall nominate three (3)

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Directors designated by Monsanto, (ii) at any time Monsanto's
Percentage Interest is less than twenty percent (20%) but at least ten percent (10%), the Corporation shall nominate two (2) Directors designated by Monsanto and (iii) at any time Monsanto's Percentage Interest is less than ten percent (10%) but at least five percent (5%), the Corporation shall nominate one (1) Director designated by Monsanto. If, at any time, Monsanto's Percentage Interest is less than five percent (5%), the Corporation shall not be obligated to nominate any Director designated by Monsanto. At any such time, all other Directors, other than the Corporation Management Directors, shall be nominated by the Corporation.

        (f) The Independent Directors to be nominated by the Corporation from time to time shall be nominated by action of a majority of Corporation Directors then in office. The Corporation Directors shall consult with the other Independent Directors as to the nomination of any Corporation Director, and in the event a majority of the Corporation Directors are unable to agree upon any Corporation Director nominee, then the majority of all the Independent Directors shall nominate such nominee. In the event that no Corporation Directors are in office at the time of any nomination of a Corporation Director, such Corporation Directors shall be nominated by a majority of the Independent Directors then in office; provided, however, that the holders of a majority of the outstanding Voting Stock held by Unaffiliated Equity Holders shall be entitled to nominate and elect Corporation Directors in lieu of any individuals so nominated to be such Corporation Directors by a majority of the Independent Directors.

        (g) The Corporation and Monsanto, respectively, shall have the right to nominate any replacement for a Director nominated in accordance with this Section C(1) by the Corporation or Monsanto, respectively, upon the death, resignation, retirement, disqualification or removal from office for cause of such Director. Such replacement for any Independent Director shall also be an Independent Director unless, in the case of a replacement of a Monsanto Director, the Monsanto Directors include more than the required number of Independent Directors. The Board of Directors shall elect each person so nominated by Monsanto or the Corporation pursuant to this paragraph (g). In addition, the Board of Directors shall nominate the Corporation's Chief Executive Officer to replace such officer's predecessor in office as a Corporation Management Director.

        (h) In the event that the number of Monsanto Directors on the Board of Directors differs from the number that Monsanto has the right (and wishes) to designate for nomination pursuant to this Section C(1), (i) if the number of Monsanto Directors exceeds such number, Monsanto shall promptly take all appropriate action to cause to resign that number of Monsanto Directors as is required to make the remaining number of such Monsanto Directors conform to this Section C(1) or (ii) if the number of Monsanto Directors otherwise is less than such number, the Corporation shall promptly take all necessary action to create sufficient vacancies on

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the Board of Directors to permit Monsanto to designate the full number of Monsanto Directors which it is entitled (and wishes) to nominate pursuant to this Section C(1) (such action to include seeking the resignation or removal of Directors or, at the request of Monsanto, calling a special meeting of the stockholders of the Corporation for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence, Monsanto shall nominate the person to fill such vacancy in accordance with this Section C(1) and the Board of Directors shall elect each person so nominated. Notwithstanding the foregoing, at each annual meeting of the stockholders of the Corporation, the Corporation shall nominate such number of Directors as Monsanto is otherwise entitled to designate under this Section C(1).

        (i) Notwithstanding anything herein to the contrary, no individual who is an officer, director, employee, agent, partner or principal stockholder of any competitor of the Corporation or any of its Affiliates (other than Monsanto and its Affiliates) or any competitor of Monsanto or any of its Affiliates (other than the Corporation) shall serve as a Director without the unanimous consent of the Board of Directors.

        (j) In the event that Monsanto desires to remove any Monsanto Director with or without cause and Monsanto is unable to procure the resignation of such Monsanto Director, then, upon the request of Monsanto, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for purposes of removing such Monsanto Director. In the event that the Corporation desires to remove any Corporation Director with or without cause and the Corporation is unable to procure the resignation of such Corporation Director, then, upon the request of a majority of all of the Independent Directors then in office, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for purposes of removing such Corporation Director. In the event that the Chief Executive Officer's employment with the Corporation is terminated for any reason, then upon the request of either Monsanto or a majority of all of the Independent Directors then in office, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for the purpose of removing such person as a Corporation Management Director.

        (k) Notwithstanding anything to the contrary herein, the Board of Directors, by unanimous action of all members of the Board of Directors, may increase the number of directors comprising the Board of Directors and may elect, or nominate for election, the director(s) to fill the vacancy or vacancies created by such increase.

        2.     Committees.
               ----------

        (a) The Board of Directors shall establish, empower and maintain the committees of the Board of Directors contemplated by this Section C(2).

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        (b)    The following committees shall be established,
empowered and maintained by the Board of Directors at all times during the term of the Governance Agreement:

               (i) an Audit Committee, consisting of at least three (3) of the Corporation's Independent Directors, which committee shall be authorized and empowered to cause an audit to be performed of the Corporation and each of its Subsidiaries;

               (ii)    [This section intentionally left blank]

               (iii) a Compensation Committee, responsible, among other things, for recommending to the Board of Directors, for approval by a majority of the Board of Directors, (a) the adoption and amendment of all employee benefit plans and arrangements, (b) the engagement of, terms of any employment agreements and arrangements with, and termination of, all persons designated by the Corporation as "officers" for purposes of
Section 16 of the Exchange Act ("Section 16 Officers"), and
(c) the policies, limitations and procedures under which the Stock Option Plan Administration Committee shall operate; and

               (iv)    such other committees as the Board of
Directors deems necessary or desirable; provided, however, that such committees are established in compliance with Section
D(a)(vi) below, if applicable.

        (c) Except as otherwise provided in Section C(2)(b) above or as agreed by a majority of the Monsanto Management Directors, the number of Monsanto Directors on each committee of the Board of Directors shall be the same proportion (but not less than one (1)) of the total membership of such committee as the number of Monsanto Directors, as the case may be, is of the entire Board of Directors. Except as otherwise provided in Section C(2)(b) above, the Monsanto Directors on each committee of the Board of Directors shall be determined by a majority of the Monsanto Management Directors.

        (d) No action by any committee of the Board of Directors shall be valid unless taken by unanimous written consent as provided in the Corporation's By-laws or taken at a meeting for which adequate notice has been duly given or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting unless all members of the committee are present and consent to the consideration of such other business. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The Board of Directors or the remaining committee members shall designate an Independent Director or Corporation Management Director to replace any absent or disqualified Independent Director member or

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Corporation Management Director member, respectively, of any committee and a majority of the Monsanto Management Directors shall designate a Monsanto Director to replace any absent or disqualified Monsanto Director member of any committee. Each of the committees established by the Board of Directors pursuant to this Section C(2) shall establish such other rules and procedures for its operation and governance (consistent with the terms of the Governance Agreement) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require."

        3. Section D of Article FIFTH shall be amended and restated to read in its entirety as follows:

"D.     APPROVAL REQUIRED FOR CERTAIN ACTIONS
        -------------------------------------

        (a) Until the earlier of a Trigger Event or such date on which Monsanto's Percentage Interest is less than twenty-five (25%), a majority of the Board, including at least one (1) Corporation Director and one (1) Monsanto Management Director, shall be required to approve any of the following:

        (i) the entry by the Corporation or any of its Affiliates into any merger or consolidation or the acquisition by the Corporation or any of its Affiliates of any business or assets that would constitute a Substantial Part of the Corporation (determined on a consolidated basis) whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

        (ii) the sale, pledge, grant of security interest in, transfer, retirement or other disposal of (A) a Substantial Part of the Corporation (determined on a consolidated basis), except pursuant to a security interest granted in connection with borrowings permitted under subsection (iv) below or (B) the pledge or granting of a security interest in any intangible property set forth in Exhibit B attached to the Monsanto
                      ---------
Disclosure Letter;

        (iii) any dividend by or return of capital by the Corporation or Gargiulo (other than such distributions by Gargiulo to the Corporation as are necessary for the Corporation to timely perform its obligations under Sections 1.02 and 5.02(c) of the Gargiulo Credit Facility);

        (iv) any incurrence or assumption, in the aggregate, by the Corporation, any of its Affiliates or any combination thereof, of any indebtedness for borrowed money at any time outstanding exceeding in the aggregate (determined on a consolidated basis) the greater of (i) fifteen million dollars ($15,000,000), increasing by five million dollars ($5,000,000) on each July 1 commencing July 1, 1996, plus amounts secured by inventory and/or receivables for seasonal working capital lines and indebtedness incurred to acquire property, plant or equipment and secured by the acquired asset,

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minus amounts outstanding under the Corporation Credit Facility,
-----
or (ii) the amounts set forth in the Corporation's Operating Plan, provided that loans under the Gargiulo Credit Facility shall not be counted in this limitation;

        (v)    the repurchase or redemption of any Equity
Securities of the Corporation, other than from employees upon termination of employment or service;

        (vi) the establishment of any new committees of the Board or new or revised delegation(s) of Board authority to any Board committee or changes or revisions to general delegations of authority to officers or other Persons for categories of expenditures;

        (vii) the adoption of or amendment to any benefit or incentive plans of the Corporation or any of its Affiliates which would increase the annual cost thereof by more than fifteen percent (15%) from the prior fiscal year or any adoption of, or amendment to, any stock option plan;

        (viii) the election, appointment or removal of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Corporation and Calgene and their successors and the establishment of their annual or long term compensation level and benefits and basis for awards (other than agreements in effect on the Effective Date); provided, however, that Monsanto shall have the right to select the Chief Technical Officer of the Corporation and a controller reporting to the Chief Financial Officer of the Corporation;

        (ix) approval of the annual operating plan ("Operating Plan") and long-term strategic plan ("Strategic Plan") of the Corporation and its Affiliates, as well as the annual operating plan and long-term strategic plan for the Gargiulo Business, to be submitted to the Board annually for approval, and any material changes thereto;

        (x) any transaction between the Corporation (and its Affiliates), on the one hand, and its (their) directors, officers or employees, on the other hand, which is not in the normal course of business;

        (xi)   any modification of the Transaction Agreements;

        (xii) any amendment of the By-laws or certificate of incorporation of the Corporation, Calgene or Gargiulo by the respective Boards of Directors thereof;

        (xiii) the issuance of any warrants for the purchase of Equity Securities or the issuance of additional Equity Securities (other than warrants for the purchase of Equity Securities) in excess of four million (4,000,000) shares of Common Stock in any two (2)-year period to a third party, other than pursuant to plans referred to in subsection (vii) above;

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        (xiv)   the sale or licensing by the Corporation or any of
its Affiliates of (A) any intangible property set forth in
Exhibit B attached to the Monsanto Disclosure Letter  or (B)
---------
any other intangible property for consideration (other than royalties contingent on future sales) exceeding five million dollars ($5,000,000) in the aggregate (determined on a consolidated basis) per transaction or per series of related transactions;

        (xv) new fixed capital investments, capital leases or noncancellable operating leases by the Corporation and its Affiliates having annual payments in the aggregate (determined on a consolidated basis) exceeding the aggregate amount set forth in the Operating Plan;

        (xvi)   [This section intentionally left blank]

        (xvii) any press release which mentions or directly or indirectly refers to Monsanto, except as required by law and where Board approval cannot be obtained in a timely manner;

        (xviii) the initiation, settlement or termination of any suit or proceeding concerning intellectual property, any other matter which could have an adverse public affairs effect upon Monsanto or the filing of any insolvency or bankruptcy proceeding by or on behalf of the Corporation or any of its Affiliates; or

        (xix) the removal or election of the directors of Gargiulo.

        (b) After a Trigger Event and until March 31, 1999 or Monsanto's Percentage Interest is at least seventy percent (70%), a majority of the Board, including at least two (2) Corporation Directors, shall be required to approve any of the following:

        (i)     the matters set forth in subsections (i), (ii),
(vi), (viii), (ix) and (xi) of paragraph (a) above; or

        (ii) any transaction between the Corporation (and its Affiliates) and Monsanto or any Affiliate of Monsanto.

        (c) From and after the occurrence of both (i) a Trigger Event and (ii) March 31, 1999 and until Monsanto's Percentage Interest is at least ninety-nine percent (99%), neither Monsanto nor any of its Affiliates shall enter into any transaction with the Corporation or any of its Affiliates without the approval of at least two (2) Corporation Directors."
        IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its President on this --- day of November, 1996.


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                                CALGENE, INC.



                                BY:
                                   ---------------------------------
                                    Lloyd M. Kunimoto
                                    President




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